Exhibit 99.1

IRIDEX Corporation

2010 Employee Incentive Program Summary

Objective:

To provide cash incentive payouts to all eligible employees based upon Company profitability and individual performance.

Eligibility:

Executive officers and all other employees in good standing, except for commissioned sales personnel, are eligible to participate in the 2010 Incentive Program.

Creation of Incentive Payout Pool:

The 2010 Incentive Program is a profit sharing & bonus plan which is triggered when the Company achieves a minimum threshold in annual Operating Income as determined by the Board of Directors (the “Targeted Operating Income”). When the Company’s annual Operating Income, after accounting for the cost of the incentive payout pool, is equal to or greater than the Targeted Operating Income, ten percent (10%) of Operating Income before the amount of the incentive payout pool will be allocated to fund the 2010 Incentive Program. If the annual Operating Income after accounting for the cost of the incentive payout (under the above calculation) is less than the Targeted Operating Income, the percentage allocated to the incentive payout pool is reduced appropriately to result in annual Operating Income after accounting for the cost of the incentive payout pool to be equal to the Targeted Operating Income. By way of example, if the Company has a Targeted Operating Income of $1 million and an actual annual Operating Income of $1.5 million, the 2010 Incentive Program payout pool will be $150,000. However, if the Company has an actual annual Operating Income of $1.1 million, the 2010 Incentive Program payout pool will be $100,000.

Operating Income is defined as gross profits less operating expenses and therefore does not include other income or expenses or taxes.

Calculation of Individual Payout:

The 2010 Incentive Program provides for profit sharing & bonus payouts. Profit sharing & bonus payouts under the 2010 Incentive Program are calculated by formula for each employee based upon the following factors: (1) Operating Income achieved by the Company, (2) the employee’s salary, (3) the employee’s grade level, (4) the employee’s individual performance during the year and (5) the number of months of service the employee has provided to the Company during the year. The Compensation Committee of the Board of Directors will approve the profit sharing & bonus distributions determined by senior management.

Distributions from Incentive Payout Pool:

2010 Incentive Program payouts will be paid following the end of the fiscal year through profit sharing & bonus payouts by March 15 of the following year. It is management’s intention to fully distribute the incentive payout pool.